Exhibit 99.1

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Contacts:

Media:    Margaret Kirch Cohen (in Chicago), 312-696-6383, margaret.cohen@morningstar.com

Tory Neff (in London), +44 20 3107 0140, tory.neff@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to
312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. to Acquire Standard and Poor’s Mutual Fund Data Business

Acquisition to strengthen Morningstar’s global database and presence in Europe

CHICAGO, Feb. 22, 2007—Morningstar, Inc., (Nasdaq: MORN), a leading provider of independent investment research, and Standard & Poor’s, a division of The McGraw-Hill Companies, (NYSE: MHP), have entered into a definitive agreement for Morningstar to acquire Standard & Poor’s mutual fund data business for $55 million in cash, subject to post-closing adjustments. Standard & Poor’s fund data business consists of data and products covering more than 135,000 managed investment vehicles, including mutual funds, exchange-traded funds (ETFs), hedge funds, and offshore funds. Under terms of the agreement, Standard & Poor’s will license fund data from Morningstar after the acquisition is completed. The companies expect to complete the transaction in March, subject to customary closing conditions.

“With the acquisition of Standard & Poor’s fund data business, we believe we’ll have the most extensive global database for managed investment products in the industry. The combination of Morningstar’s industry-standard investment data and Standard & Poor’s international mutual fund data will significantly strengthen our global database and our offerings to investors,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “Our high-quality data forms the foundation of our business. It’s an important investment for us and a critical component of our research platform.”

“Additionally, Morningstar will have a much stronger presence outside the United States, particularly in Europe, where Standard & Poor’s has operated for more than 20 years. Our fund data businesses complement each other well, and Morningstar’s new and existing clients worldwide will benefit from having a complete investment data and research solution from a single provider,” he added.

Key benefits of the acquisition:

•                  Morningstar will have the most extensive global database for managed products. The combination of Morningstar’s high-quality, industry-standard investment data and Standard & Poor’s international fund data will strengthen Morningstar’s global database and offerings to investors.

•                  The acquisition complements one of Morningstar’s key growth strategies, which is to expand its brand, presence, and products for investors, advisors, and institutions around the globe. Approximately 80 percent of Standard & Poor’s mutual fund data business is outside the United States. The acquisition will give Morningstar a much stronger presence outside the United States, particularly in Europe.

•                  The acquisition will significantly expand Morningstar’s client base and media partnerships in Europe and Asia. More than 1,100 institutions around the world use Standard & Poor’s fund data products, and Morningstar expects to extend its reach to about 10,000 new advisors outside the United States. Upon completion of the acquisition, Morningstar expects to provide investment data to more than 200 publications and media outlets worldwide.

•                  Morningstar’s existing clients and the former Standard & Poor’s fund data clients worldwide will benefit from having a complete solution from a single provider.

•      The acquisition will significantly enhance Morningstar’s institutional software offering. Standard & Poor’s Workstation product, a fund performance and analysis system for asset managers, has been very successful in Europe and Asia and complements Morningstar Direct, Morningstar’s flagship global investment research platform for institutions.

•      Standard & Poor’s has a successful mutual fund data feeds business and several products for financial advisors, which also complement Morningstar’s offerings.

Morningstar provides data on more than 190,000 investment offerings, including nearly 130,000 managed products such as mutual funds, ETFs, insurance and pension funds, separate accounts, and hedge funds. The company has more than 165 analysts around the world and provides independent research and analysis on more than 2,000 mutual funds and ETFs as well as 1,900 stocks. Morningstar provides quantitative star ratings on nearly 25,000 distinct mutual fund portfolios and ETFs globally.

For more information, please see the accompanying Q & A, which is available at http://global.morningstar.com/SP.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutional clients. The company has operations in 15 countries and ownership interests in companies in three additional countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s filings with the SEC, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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©2007 Morningstar Inc.  All rights reserved.